 EXHIBIT 10.53

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDATORY AGREEMENT, dated the 29th day of December, 2008 by and between VORNADO REALTY TRUST (the “Company”) and CHRISTOPHER G. KENNEDY (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of August 1, 2003 (the “Employment Agreement”) to set forth the terms of Executive’s employment by the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to conform its terms with final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and Executive mutually agree as follows:

1.         Section 8(c) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(c)     If Executive’s employment is terminated pursuant to Sections 6(e) or 6(f), the Company shall pay to Executive his (A) accrued and unpaid Base Salary through the Date of Termination and his pro-rata Bonus through the Date of Termination and (B) a payment (the “Severance Payment”) equal to the sum of (i) Executive’s then current Base Salary and (ii) the average of the Bonus earned by Executive, if any, in each of the two fiscal years immediately preceding the Date of Termination. Subject to Section 8(e), the payment described in clause (A) shall be made as soon as administratively feasible following the Date of Termination but in no event later than seventy (70) days after the Date of Termination and the payment described in clause (B) shall be paid ratably in accordance with the Company’s customary payroll practices over the one year period following the Date of Termination. To the extent Executive is re-employed during the year following a termination pursuant to Section 6(f), Executive shall give notice to the Company of such re-employment and the Severance Payments made pursuant to this paragraph shall cease.”

2.         Section 8(d) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(d)     If Executive’s employment is terminated pursuant to Section 6(a), 6(b) or 6(c), the Company shall pay to Executive or Executive’s estate (i) his accrued but unpaid Base Salary through the Date

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of Termination at the rate then in effect; (ii) a pro rata portion (based on the number of days elapsed in the Company’s fiscal year through the Date of Termination) of Executive’s Bonus for the fiscal year in which the Date of Termination occurs; and (iii) if such termination is pursuant to Section 6(b) or (c), a pro rata portion (based on the number of days elapsed since April 1, 2003) of the Shortfall Payment. Subject to Section 8(e), the payment described in clause (i) shall be made as soon as administratively feasible following the Date of Termination but in no event later than seventy (70) days after the Date of Termination and the payments described in clauses (ii) and (iii) shall be paid ratably in accordance with the Company’s customary payroll practices over the one year period following the Date of Termination.”

3.         Section 8 of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof:

“(e)     409A Compliance. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 8 hereof, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Sections 6, 7 or 8 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).”

4.         Section 14 of the Employment Agreement is hereby amended in its entirety, to read as follows:

“14.	Resolution of Differences Over Breaches of Agreement.

The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Sections 9 or 10 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Executive (or, following the death of Executive, his estate or heirs) regarding any provision of this Agreement, the Company shall reimburse (i) Executive for all legal fees and expenses reasonably incurred by Executive during the lifetime of Executive and (ii) Executive’s estate and heirs for all legal fees and expenses reasonably incurred by Executive’s estate and heirs through the earlier of the 15th anniversary of the date of Executive’s death or the final settlement of Executive’s estate, in any case, in connection with such contest or dispute, but only if Executive (or his estate or heirs, as the case may be) is successful in respect of substantially all of Executive’s (or his estate’s or heirs’, as the case may be) claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than the end of the calendar year following the calendar year in which the expenses were incurred.”

5.         A new Section 22 of the Employment Agreement is hereby added, to read as follows:

“22.	Section 409A Compliance.

(a)       This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)       All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

6.         Executive further acknowledges that, while the purpose of this Amendatory Agreement is to conform the Employment Agreement to the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder, any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

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Except as amended herein, the Employment Agreement shall remain in full force and effect.

VORNADO REALTY TRUST

By: /s/ Alan. J. Rice
Name: Alan J. Rice
Title: Senior Vice President

/s/ Christopher G. Kennedy
Christopher G. Kennedy